Exhibit 35.1

WASHINGTON MUTUAL BANK

OFFICER’S CERTIFICATE
ANNUAL STATEMENT OF COMPLIANCE

            I, H. John Berens, an authorized officer of Washington Mutual Bank (the “Servicer”), do hereby certify to Long Beach Securities Corp. (the “Depositor”), pursuant to the Pooling and Servicing Agreement dated as of  October 1, 2006 (as amended, the “Servicing Agreement”) by and between the Depositor, the Servicer,  Deutsche Bank National Trust Company, as Trustee, and Deutsche Bank Trust Company Delaware, as Delaware Trustee, the following with respect to Long Beach Mortgage Loan Trust 2006-9 for the 2006 fiscal year  (the “Relevant Year”):

1.         A review of the activities of the Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2.         To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year.

Dated as of February 22, 2007.

                                                                           /s/ H. John Berens

__________________________________________ Name: H. John Berens Title: Senior Vice President